Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL ANNOUNCES FINANCIAL GUIDANCE
FOR FOURTH QUARTER 2009

KING OF PRUSSIA, PA — November 17, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced financial guidance for fourth quarter 2009. InterDigital® expects fourth quarter 2009 revenue to be in the range of approximately $75.0 million to $76.0 million. This range does not include the potential impact of any new agreements that may be signed during fourth quarter 2009 or the potential impact of any additional royalties identified in audits regularly conducted by the company.

“Fourth quarter 2009 revenue reflects some weakness in per unit royalties from our Japanese-based licensees offset by a full quarter’s contribution from our new licensee, Pantech, and solid sales by our Smartphone licensees,” commented Scott McQuilkin, InterDigital’s Chief Financial Officer. “The revenue also reflects solid growth in our technology solutions revenue, mirroring the success our technology licensees continue to see in the handset market.”

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s fourth quarter 2009 revenue. Words such as “expects,” “may,” “potential,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to: (i) additional patent license or technology solutions agreements, or amendments to existing patent license or technology solutions agreements; (ii) the accuracy of market sales projections of the company’s licensees and timely receipt and final reviews of quarterly royalty reports from the company’s licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during fourth quarter 2009.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800